                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Fleck                      Philip       B.
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   (Last)                           (First)              (Middle)

 2400 Bernville Road
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                                    (Street)
Reading                           PA                  19605

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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Arrow International, Inc. (ARRO)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Year

  06/00
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [  ]   Director                             [   ]   10% Owner
   [ x]   Officer (give title below)           [   ]   Other (specify below)


                President and Chief Operating Officer
               -------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

       |        |        |                    |5. Amount of| 6.Owner-|7.Nature |
       |        |        |                    | Securities |   ship  | of In-  |
       |        |        |                    |Beneficially|   Form: | direct  |
       |        |        |4. Securities       |Owned at End|  Direct | Bene-   |
       |        |3.Trans-|    Acquired (A)    |  of Month  |  (D) or | ficial  |
       |2.Trans-|  action| or disposed of (D) | (Instr. 3  | Indirect|  Owner- |
1.Title| action |   Code | (Instr. 3, 4 and 5)|   and 4)   |   (I)   |  ship   |
of Sec-|  Date  |(Instr. |                    |            |(Instr.4 |(Instr.4)|
 urity |(mm/    |   8)   |--------------------|            |         |         |
(Instr.|  dd/   |--------|      | (A) |       |            |         |         |
   3)  |  yy)   |Code | V|Amount|or(D)|Price  |            |         |         |
--------------------------------------------------------------------------------

       |        |     |  |      |       |     |            |         |       |
       |        |     |  |      |       |     |            |         |       |
-------|--------|--------|------|-------|-----|------------|---------|-------|
       |        |     |  |      |       |     |            |         |       |
       |        |        |      |       |     |            |         |       |
-------|--------|--------|------|-------|-----|------------|---------|-------|
       |        |        |      |       |     |            |         |
       |        |        |      |       |     |            |         |
-------|--------|--------|------|-------|-----|------------|---------|-------|
       |        |        |      |       |     |            |         |
       |        |        |      |       |     |            |         |
       |        |        |      |       |     |            |         |       |
-------|--------|--------|------|-------|-----|------------|---------|-------|
-------|--------|--------|------|-------|-----|------------|---------|-------|
-------|--------|--------|------|-------|-----|------------|---------|-------|
-------|--------|--------|------|-------|-----|------------|---------|-------|
-------|--------|--------|------|-------|-----|------------|---------|-------|
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        Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

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Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities)
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          |          |         |        |5.Number of |6.  Date   |7. Title and |
          |          |         |        | Derivative |Exercisable| Amount      |
          |          |         |        | Securities | and Expir-| of Under-   |
          |2. Conver-|3.Trans- |4.Trans-|   Acquired | ation Date|  lying      |
          |  sion or |  action | action |  (A) or (D)|  (Month/  | Securities  |
          | Exercise |  Date   |   Code | Disposed of|    Day/   |             |
1.Title of| Price of |Month/Day| (Instr.|(Instr. 3, 4|    Year)  |             |
 Deriv-   |Derivative|   Year  |    8)  |   and 5)   |-----------|-------------|
ative     | Security |         |--------|------------|Date|Expir-|Title|Amount |
 Security |          |         | Code| V|  (A)| (D)  |Exer|ation |     |or num-|
 (Instr.  |          |         |     |  |     |      |cis |Date  |     |ber of |
  3)      |          |         |     |  |     |      |able|      |     | Shares|
          |          |         |     |  |     |      |    |   *  |     |
-------------------------------------------------------------------------------
----------|----------|---------|-----|--|-----|------|----|------|-----|-------|
Employee
Stock Option   29.00    6/19/00   A   V  5,000      8/31/00 8/31/09     5,000

----------|----------|---------|-----|--|-----|------|*20% on first anniversary|
----------|----------|---------|-----|--|-----|------|of the date of the grant;
----------|----------|---------|-----|--|-----|------|an additional 20% of
----------|----------|---------|-----|--|-----|------|shares on each of the
                                                      second through fifth
                                                      anniversaries of the
                                                      date of grant.
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            |            |            |            |
            |            |            |            |
            |            |            |            |
8. Price of |9.Number of |10.Owner-   |11. Nature  |
 Derivative |Derivative  |  ship      | of Indirect|
  Security  | Secruties  |Form of     |Beneficial  |
 (Instr. 5) | Benefically|Derivative  |Ownership   |
            | Owned at   |Security:   |(Instr.4)   |
            | End of     |Direct (D)  |            |
            | Month      |or Indirect |            |
            | (Instr. 4) |(I)(Instr.4)|            |
---------------------------------------------------
------------|------------|------------|------------|
              5,000            D
------------|------------|------------|------------|
------------|------------|------------|------------|
------------|------------|------------|------------|
------------|------------|------------|------------|
------------|------------|------------|------------|
------------|------------|------------|------------|
------------|------------|------------|------------|
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Explanation of Responses:






         /s/  Philip B. Fleck                                 June 30, 2000
         ----------------------------------            -----------------------
         **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.